Exhibit 99.1

NEWS RELEASE

Contacts:	Forbes Energy Services Ltd.
L. Melvin Cooper, SVP & CFO 361-664-0549 Michael Russell, Investor Relations 512-750-4925

Forbes Energy Services to Sell Mexico Business

ALICE, Texas (Dec. 12, 2011) – Forbes Energy Services Ltd. (Nasdaq: FES) and (TSX: FRB) announced today it and certain of the company’s subsidiaries have entered into a purchase agreement with Dirivera Investments LLC and RGV Holding, S.A. de C.V. covering the sale of substantially all of Forbes Energy’s assets currently located in Mexico as well as the company’s equity interests in Forbes Energy Services México Servicios de Personal, S. de R.L. de C.V. for aggregate cash consideration of $30 million. The transaction is expected to be completed by January 15, 2012, subject to customary closing conditions.

John Crisp, president and CEO of Forbes Energy Services Ltd., said, “U.S. oil and gas development and production have become increasingly more intense and more sophisticated over the past two years. We see an opportunity to fully capitalize on these trends and consequently, intend to reinvest proceeds from the sale to enhance our infrastructure in U.S. shale plays and diversify our service offering, including the addition of large diameter, long-reach coil tubing units. These units will provide our customers with an alternative solution to their well servicing challenges as well as serve as a platform for margin expansion.”

ABOUT FORBES

Forbes Energy Services is an independent oilfield services company that provides a broad range of drilling-related and production-related services to oil and natural gas companies to help develop and enhance the production of oil and natural gas.

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Forbes Energy Services to Sell Mexico Business

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements, including in particular, statements about the anticipated closing of the transaction discussed above, receipt of the sale proceeds and the Company’s intentions with respect to the use of the proceeds of the transaction. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those anticipated in the forward-looking statements. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

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